EXHIBIT 10(h)
                      Kenan Transport Company
                    Executive Bonus Award Plan

  1.   Purpose

     The purpose of the Executive Bonus Award Plan (the Plan) is to achieve corporate goals by providing incentive compensation to eligible key executives who through industry, ability and exceptional service, contribute materially to the success of Kenan Transport Company (the "Company").

2.   Definitions

     When used in this Plan, the following words and phrases shall have the following meanings:

     (a) Attainment - The actual results of effort to reach the Target for a Performance Measure, usually stated as a percentage of Target.

     (b) Beneficiary - The beneficiary or beneficiaries designated to receive the amount, if any, payable under the Plan upon the death of a Participant.

     (c) Board - The Board of Directors of Kenan Transport Company.

     (d) Committee   The Compensation Committee of the Board or such other
         committee designated by the Board to administer this Plan, provided that the Committee shall consist of two or more persons, each of whom is an "outside director".

     (e) Maximum - The point above Target that represents the maximum payout level for a particular Performance Measure.

     (f) Participant - Any employee eligible to receive awards under section
         4.

     (g) Performance Measure - A specific objective measure to assess success in achieving established goals. Performance Measures are listed in section 5.

     (h) Plan - The Executive Bonus Award Plan, as amended.

     (i) Plan Year - Each calendar year for which Performance Measures and Targets are established for the Company.

     (j) Retirement - When an employee leaves active service and qualifies under the Company's regular or early retirement programs.

     (k) Target - The point at which performance equals 100% of the stated objective.

                                   Page 1

     (l) Threshold - The point below Target at which incentive payout for each Performance Measure begins.

3.   Administration
     (a) The Committee will have the power to interpret the Plan and to make all determinations necessary or desirable for its administration and to waive or modify any condition applicable to a Bonus Amount; to make adjustments in the Performance Measures of a Bonus Amount (i) in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, if applicable, or (ii) in response to changes in applicable laws, regulations, or accounting principles; to establish, amend or rescind any administrative policies; and to make all other determinations necessary or advisable for the administration of this Plan.

4.   Eligibility
     Employees eligible for the Plan are:
     Lee P. Shaffer        President, Chief Executive Officer
     William L. Boone      Vice President-Finance, Secretary, Treasurer
     John E. Krovic        Vice President-Human Resources and Safety
     Lee P. Shaffer III    Vice President-Operations Services
     Gary J. Knutson       Vice President-Pricing and Business Analysis
     L. Avery Corning III  Vice President-Operations
     William P. Prevost    Vice President-Marketing
     James H. Reid         President, PCT

----------------------------------------------------------------------

     (a) Except as otherwise provided below, Participants for a Plan Year must be employed for the entire Plan Year.

     (b) Except as otherwise provided below, Participants for a Plan Year must be employed on the date bonus payments are made in order to be eligible for any award under this Plan.

     (c) Prior to June 30 of each Plan Year, additional employees may be included in the Plan, with any award pro-rated as determined by and with approval of the Committee.

     (d) Participants who retire in good standing during the year will be eligible for a pro-rated award for the year in which they retire.

     (e) Participants who take a leave of absence will be eligible for an award adjusted for the duration of their absence on a pro-rated basis.




                              Page 2

5.   Performance Measures

5.1 The Committee shall establish Performance Measures to be used in determining bonus amounts under the Plan. Unless otherwise determined by the Committee, bonuses will be based on Net Income After Taxes. However, in order for any bonus to be paid under this plan, the Company shall earn a ten (10) percent return on equity. The Committee will set the annual Target for the Net Income After Taxes Performance Measure within 90 days after the beginning of the Plan Year.
     (a) Net Income After Taxes is the corporate Performance Measure and shall be the basis for determining the bonus award.

     (b) The Target bonus award level is set based on achieving 100 percent of the annual Target for the Net Income After Taxes Performance Measure.

     (c) The Threshold award level is set based on achieving 81 percent of the targeted Net Income After Taxes.

     (d) The Maximum award level is set based on achieving 135 percent of the targeted Net Income After Taxes.

5.2 Determination of Attainment of Performance Goals. Attainment of the Performance Goals shall be determined by the Committee in accordance with generally accepted accounting principles.

5.3 Adjustments to Measure of Attainment of Goal. The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goal in recognition of: (i) extraordinary or non-recurring items,(ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting policies, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company's financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under this Plan to offset any unintended result(s) arising from events not anticipated when the Performance Goal was established.

6.   Qualifiers on Performance Measures
     (a) To receive any award under the Plan, a Participant's individual performance must be evaluated as at least competent by the Company.

     (b) The Committee has the discretion to reduce or eliminate any award.





                                    Page 3

7.    Bonus Amounts

     Actual bonuses will be dependent on the Company performance versus the Target established. A threshold performance will be required of ten (10) percent return on equity before any bonus award is earned under the Plan. Individual bonus awards will be determined on the basis of a Bonus Award Schedule. This schedule will indicate the actual dollar amount of bonus award for each Participant. It will be established annually for each Participant by multiplying the percentages shown below (or a pro-rated portion thereof) by the Participant's annual salary at the beginning of the Plan Year. The Committee will approve a Bonus Award Schedule for each plan year.

                       Individual Bonus Awards
                       -----------------------
    Position                           Threshold     Target      Maximum
-----------------------------------    ---------     ------      -------
President, Chief Executive Officer        3.0         60.0        120.0
Vice President-Finance, Secretary,
   Treasurer                              2.0         40.0         80.0
President-PCT, and all other
   Participants                           1.2         34.0         68.0


  8.   Example

     An example incentive calculation for a Participant is shown below.

     Assume the following:
     1. The Bonus Award Schedule shows a bonus for the Participant of $38,000 for achieving target performance.
     2.  The Performance Measure is $5.67 million or 100 percent of Target.

     The bonus amount paid to the Participant is $38,000 based on the Bonus Award Schedule.

  9.   Form of Payment

     Awards shall be paid entirely in cash. Payments will be made as soon as practicable after audited performance results are known and approved by the Committee.

     Except as otherwise provided, Participants for a Plan Year must be employed on the date bonus payments are made in order to receive any award under this Plan.

     If a Participant dies before the end of the Plan Year, an amount equal to a pro-rated portion thereof as of the date of death shall be paid in one lump cash sum to the Participant's Beneficiary.

10.  Limitation on Allocation

     Notwithstanding any other provision of the Plan, in no circumstances will the total amount allocated as an award to a Participant for any Plan Year exceed $500,000.

11.  Designation of Beneficiaries

     Each Participant shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant's death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation. The last such designation received shall be controlling, provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

12.  Absence of Valid Designation

     If no such Beneficiary designation is in effect at the time of a Participant's death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with the law, the Participant shall be deemed to have designated the Participant's estate as the Participant's Beneficiary and the Participant's estate shall receive the payment of the amount, if any, under the Plan upon the Participant's death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may direct retention of such amount, without liability for any interest thereon, until the rights thereto are determined or the Committee may pay such amount to any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and of the Company therefore.

13.  No Liability of Committee, Board Members or Officers

     No members of the Committee, Board or Corporate officers shall be personally liable by reason of any contract or other instrument executed by them or on their behalf nor for any mistake or judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Board and each other officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.




                               Page 5

14.  Right to Amend, Suspend or Terminate Plan

     The Board reserves the right at any time to amend, suspend or terminate the Plan in whole or in part and for any reasons and without the consent of any Participant or Beneficiary; provided that no such amendment shall adversely affect rights to receive any amount to which Participants or Beneficiaries have become entitled prior to such amendment. Unless otherwise provided herein, any amendment, modification, suspension or termination of any provisions of the Plan may be made retroactively.

15.  No Rights to Continued Employment or Bonus

     Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Company or affect the right of the Company to dismiss any employee. The adoption of the Plan shall not constitute a contract between the Company and any employee. No Participant shall receive any right to be granted an award hereunder nor shall any such award be considered as compensation under any employee benefit plan of the Company except as otherwise determined by the Company.

16.  No Right, Title, or Interest in Assets

     The Participant shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

17.  Unfunded Plan: Governing Law

     The Plan is intended to constitute an incentive compensation arrangement for a select group of management or highly compensated personnel and all rights thereunder shall be governed by and construed in accordance with the laws of the State of North Carolina.

18.  Effective Date

     This Plan shall be effective as of January 1, 1999.







                             Page 6